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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

CARBO CERAMICS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Shareholders of CARBO Ceramics Inc.:
Notice is hereby given that the Annual Meeting of Shareholders of CARBO Ceramics Inc. will be held Tuesday, April 17, 2007, at 9:00 A.M. local time, at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas, for the following purposes:
     1. To elect seven Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2008 Annual Meeting.
     2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.
     3. To transact such other business as may properly be brought before the meeting.
Shareholders of record at the close of business on February 16, 2007, are the only shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.
By Order of the Board of Directors,
Ann J. Bruder
Corporate Secretary
March 16, 2007
IMPORTANT
Whether or not you expect to attend the meeting, please vote, sign, date and return the enclosed proxy in the enclosed self-addressed envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CARBO CERAMICS INC.
6565 MacArthur Boulevard
Suite 1050
Irving, Texas 75039
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
The enclosed proxy is solicited on behalf of the Board of Directors of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 17, 2007, at 9:00 A.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas.
The Company’s principal executive offices are located at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039. The telephone number at that address is (972) 401-0090.
Most shareholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies over the internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The internet voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.
The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company intends to solicit proxies only by use of the postal mail and telephonic and internet voting; however, certain employees of the Company, without additional compensation, may use personal efforts, by telephone or otherwise, to obtain proxies. These proxy solicitation materials are being mailed on or about March 22, 2007, to all shareholders entitled to vote at the Annual Meeting.
A shareholder giving a proxy pursuant to this solicitation (including via telephone or via the internet) may revoke it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the internet) bearing a later date or by attending the Annual Meeting and voting in person.
Deadline for Receipt of Shareholder Proposals
Proposals of shareholders of the Company that are intended to be presented at the Company’s 2008 Annual Meeting must be received by the Secretary of the Company no later than November 19, 2007, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting.
Record Date, Shares Outstanding and Voting
Only shareholders of record at the close of business on February 16, 2007, are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 24,436,380 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting.
Every shareholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of Directors. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR all Director nominees and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. New York Stock Exchange (“NYSE”) rules permit brokers to vote for Director nominees and the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares.
“Householding” of Proxy Materials
The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to the Company at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists as of February 16, 2007, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares.

Name and Address	Shares Beneficially
of Beneficial Owner	Owned
	Number	Percent
William C. Morris(1)	3,232,424	13.2%
100 Park Avenue New York, New York 10017

Neuberger Berman, Inc. (2)	3,182,917	13.0%
605 Third Avenue New York, New York 10158

Royce & Associates, LLC(3)	1,399,075	5.7%
1414 Avenue of the Americas New York, New York 10019

(1)	Shares shown as beneficially owned by Mr. Morris include 33,174 shares of Common Stock owned by certain charitable foundations as to which Mr. Morris disclaims any beneficial ownership.

(2)	Based on a Schedule 13G filed with the SEC, as of December 31, 2006, Neuberger Berman, Inc. reported sole voting power as to 116,529 shares and reported shared voting power as to 2,218,772 shares and shared dispositive power as to 3,182,917 shares with Neuberger Berman, LLC, Neuberger Berman Management, Inc. and Neuberger Berman Equity Funds.

(3)	Based on a Schedule 13G filed with the SEC, as of December 31, 2006, Royce & Associates, LLC reported sole voting and dispositive power as to 1,399,075 shares.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by each of the current Directors and named executive officers, and by all Directors and named executive officers as a group, as of March 1, 2007. Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee director or executive officer has pledged any of the shares of Common Stock disclosed below.

			Percent of
	Amount and Nature of		Common
	Beneficial Ownership		Stock
	Currently	Acquirable	Beneficially
	Owned	within 60 days	Owned
Directors
Claude E. Cooke, Jr.	5,070	—	*
Chad C. Deaton	3,554	—	*
Gary A. Kolstad(1)	4,000	—	*
H. E. Lentz, Jr.(2)	8,000	—	*
William C. Morris(3)	3,232,424	—	13.2%
Jesse P. Orsini(4)	106,450	—	*
Robert S. Rubin	700,350	—	2.9%
John J. Murphy(5)	8,274	—	*

Other Named Executive Officers
Mark L. Edmunds	4,580	23,165	*
Marc Kevin Fisher	631	3,250	*
Paul G. Vitek	7,730	34,455	*
Christopher A. Wright	98,068	40,640	*

Directors and Named Executive Officers as a Group (12 persons)(1)(2)(3)	4,179,131	101,510	17.4%

*	Less than 1% of total shares outstanding.

(1)	Mr. Kolstad was appointed President and Chief Executive Officer and elected a Director effective June 1, 2006. Shares shown as beneficially owned by Mr. Kolstad include 2,250 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power.

(2)	Shares shown as beneficially owned by Mr. Lentz are held jointly by Mr. Lentz and his wife, with whom Mr. Lentz shares voting and dispositive power.

(3)	Shares shown as beneficially owned by Mr. Morris include 33,174 shares of Common Stock owned by certain charitable foundations as to which Mr. Morris disclaims any beneficial ownership.

(4)	Mr. Orsini served as interim President and Chief Executive Officer from December 2, 2005 to May 31, 2006 and has served as a Director since December 2, 2005.

(5)	Mr. Murphy is retiring from the Board on the day of the Annual Meeting.
ELECTION OF DIRECTORS
Nominees. A board of seven Directors is to be elected at the meeting. Mr. Murphy is retiring from the Board on the day of the Annual Meeting. The Board expresses its great appreciation to Mr. Murphy for his dedicated service as a long time member of the Board of Directors. Effective April 17, 2007, the Board will consist of seven Directors.
Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth on the following page.

	Business Experience
	During Past 5 Years and	Director
Name (Age)	Other Information	Since
William C. Morris (68)	Mr. Morris currently serves as Chairman of the Board of the Company. He is also Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris retired as a Director of Kerr-McGee Corporation in 2003.	1987

Dr. Claude E. Cooke, Jr. (77)	Dr. Cooke practices intellectual property law in Conroe, Texas. From 1990 to 2005, he practiced patent law in Houston, Texas. Dr. Cooke was employed by Exxon Production Research Company from 1954 to 1986 and is the inventor of sintered bauxite, the original ceramic proppant.	1996

Chad C. Deaton (54)	Since October 2004, Mr. Deaton has served as Chairman of the Board and Chief Executive Officer of Baker Hughes, Inc. (a Houston-based oilfield services company). From August 2002 to October 2004, he served as President, Chief Executive Officer and a Director of the Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was employed in a variety of positions by Schlumberger Oilfield Services and/or its affiliates from 1976 through 2001.	2004

Gary A. Kolstad (48)	Mr. Kolstad was elected by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger, Ltd. (a Paris- and Houston-based oilfield services company), from 1985 to June 2006 where he most recently served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s onshore business unit as Vice President/General Manager, Oilfield Services—U.S. Onshore.	2006

H. E. Lentz, Jr. (62)	Since January 2004, Mr. Lentz has served as an Advisory Director to Lehman Brothers Inc. (a New York-based investment banking firm) (“Lehman”). Mr. Lentz was a consultant to Lehman from January 2003 to December 2003 and in varying other positions for the firm from 1998 to 2002. Mr. Lentz is a Director of Rowan Companies, Inc. and Peabody Energy Corporation.	2003

Jesse P. Orsini (66)	Mr. Orsini served as interim President and Chief Executive Officer and a Director from December 2, 2005 until May 31, 2006. Mr. Orsini became an independent Director on June 1, 2006. Mr. Orsini had previously served as President and Chief Executive Officer of the Company from 1978 to 2001 and as a Director of the Company from 1987 to 2003. Mr. Orsini served as a Director of Unifrax Corporation from 2003 until May 2006.	2005

Robert S. Rubin (75)	Mr. Rubin has served as a Senior Vice President of JPMorgan Chase & Co. (a New York-based financial holding company) and a predecessor firm since 2001.	1997

The Board of Directors has determined that each of the following Directors is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:
William C. Morris
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
H. E. Lentz, Jr.
John J. Murphy
Jesse P. Orsini
Robert S. Rubin
The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cooke, Deaton, Lentz, Murphy, Orsini and Rubin have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Deaton, the Board specifically considered his employment as Chairman of the Board and Chief Executive Officer of Baker Hughes, Inc. and Baker Hughes, Inc.’s status as a customer of the Company and concluded that such employment was not inconsistent with a determination that Mr. Deaton is independent. In determining the independence of Mr. Lentz, the Board specifically considered his employment as an Advisory Director to Lehman and Lehman’s ongoing provision of brokerage services to the Company and concluded that such employment was not inconsistent with a determination that Mr. Lentz is independent.
Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for information about the Company’s executive officers.
Interested parties may contact the Board of Directors, or the non-management Directors as a group, at the following address:
Board of Directors
Or
Non-Management Directors
c/o CARBO Ceramics Inc.
6565 MacArthur Boulevard
Suite 1050
Irving, Texas 75039
Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board of Directors on July 12, 2004. Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE
The Board of Directors met six times during the last fiscal year. Each Director attended at least 75% of all meetings of the Board of Directors and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting of Shareholders, all Directors attended the 2006 Annual Meeting of Shareholders and all are anticipated to attend the 2007 Annual Meeting of Shareholders as well.
Audit Committee. The Board of Directors has an Audit Committee currently comprised of six members and Compensation Committee and Nominating and Corporate Governance Committee, each of which is currently comprised of seven members. The charters of each of these committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 6565 MacArthur Blvd., Suite 1050, Irving, Texas 75039. The Board of Directors votes annually on the membership and chairmanship of all Committees.

The Audit Committee consists of Robert S. Rubin (Chairman), Dr. Claude E. Cooke, Jr., Chad C. Deaton, H. E. Lentz, Jr., John J. Murphy and Jesse P. Orsini. The Committee met ten times during the last fiscal year. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board of Directors has also determined that Robert S. Rubin meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.
The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal controls over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. The Committee reviews and approves related person transactions in accordance with the Company’s Code of Business Conduct and Ethics.
In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal auditor, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Compensation Committee. The Compensation Committee consists of John J. Murphy (Chairman), Dr. Claude E. Cooke, Jr., Chad C. Deaton, H. E. Lentz, Jr., William C. Morris, Jesse P. Orsini and Robert S. Rubin. The Committee met six times during the last fiscal year. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews and approves the President and Chief Executive Officer’s recommendations with respect to incentive compensation awards for non-officer employees; and (iv) oversees the administration of the Company’s restricted stock and stock option plans. The Compensation Committee also evaluates and approves post-service arrangements with management, appoints and monitors named fiduciaries for the Company’s employee benefit plans and establishes and reviews periodically the Company’s perquisite policies for management and Directors.
In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such consultant. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. The officers of the Company also annually collect peer group compensation data for review by the Committee.
The Committee sets compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee also delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the stockholder-approved equity plans of the Company in an amount not to exceed 1,000 shares of Company Common Stock per employee award with such awards reported to the full Committee at its next meeting.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of William C. Morris (Chairman), Dr. Claude E. Cooke, Jr., Chad C. Deaton, H. E. Lentz, Jr., John J. Murphy, Jesse P. Orsini and Robert S. Rubin. The Committee met five times during the last fiscal year. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board of Directors and its

Committees, including their oversight of management and consultations with management. The Committee also advises the Board of Directors with respect to the charter, structure and operation of each Committee of the Board of Directors. The Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors and senior executives of the Company and reviews Company succession planning periodically. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultant to, the Committee.
The Company’s Board of Directors has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting of Shareholders, including the recommendation of nominees to fill any vacancies on the Board of Directors. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, senior management and shareholders. Shareholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 6565 MacArthur Boulevard, Suite 1050, Irving, Texas, 75039. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing “background reviews” of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board of Directors is then seeking. In 2006, the Committee retained Russell Reynolds Associates to conduct the search that resulted in the hiring of the Company’s current Chief Executive Officer. In 2007 the Committee retained Russell Reynolds Associates to explore the availability of candidates for Director should the Board determine that it should add an eighth Director later in the year.
All Director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards). The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with other members of the Board of Directors (including as part of the Board’s annual self-evaluation), the Chief Executive Officer and other members of senior management and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations.
The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.
CODE OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Chief Corporate Counsel, 6565 MacArthur Blvd., Suite 1050, Irving, Texas 75039. The Company will also post on its website any waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2006.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation of the Company’s Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2006. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers.”
Director Compensation for Fiscal Year 2006

					Change in Pension
	Fees Earned				Value and
	or	Stock		Non-Equity	Nonqualified
	Paid in	Awards	Option	Incentive Plan	Deferred	All Other
	Cash	($)	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	(2)(3)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Claude E. Cooke, Jr.	$37,000	$126,180	—	—	—	—	$163,180
Chad C. Deaton	36,000	29,559	—	—	—	—	65,559
H.E. Lentz, Jr.	34,000	106,412	—	—	—	—	140,412
William C. Morris	50,000	126,180	—	—	—	—	176,180
Jesse P. Orsini(4)	8,250	90,400	—	—	—	—	98,650
Robert S. Rubin	45,000	126,180	—	—	—	—	171,180
John J. Murphy(5)	46,000	126,180	—	—	—	—	172,180

(1)	Messrs. Cooke, Deaton and Murphy elected to defer the cash portion of their fees under the Director Deferred Fee Plan (described below), resulting in the crediting of an aggregate of 2,648 common shares, collectively, to bookkeeping accounts in fiscal year 2006. Of the total shares credited in fiscal year 2006, Messrs. Cooke, Deaton and Murphy were credited 820, 804 and 1,024 common shares, respectively, which represents the total number of shares credited to each of their accounts as of December 31, 2006.

(2)	Amounts set forth in the Stock Awards column represent the amounts recognized as compensation expense for financial statement reporting purposes in fiscal year 2006 by the Company with respect to restricted stock awards in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) (disregarding the estimate of forfeitures related to service-based vesting conditions). A discussion of the assumptions used in this valuation with respect to restricted stock awards made in fiscal year 2006 may be found in Note 7 to the Company’s financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to shareholders of the Company.

(3)	Each non-employee Director other than Mr. Orsini received a grant of 2,000 shares of restricted stock in April 2006 pursuant to the Restricted Stock Plan (as defined below). Mr. Orsini received a grant of 2,000 shares of restricted stock in July 2006 upon his becoming a non-employee member of the Board of Directors. These awards vest ratably over a period of three years from their date of grant, but will vest immediately upon termination of service on the Board as a result of death, disability or retirement at age 62. Because Messrs. Cooke, Morris, Murphy, Orsini and Rubin are at or above the Restricted Stock Plan retirement age of 62, the 2006 awards were fully expensed at the time of grant. As of the end of fiscal year 2006, each non-employee Director held, at a minimum, an aggregate of 2,000 shares of restricted stock.

(4)	The compensation disclosed for Mr. Orsini in this table includes only the compensation he received as a non-employee Director from June 1, 2006 to December 31, 2006. Compensation received by Mr. Orsini in his capacity as interim Chief Executive Officer from January 1, 2006 to May 31, 2006 is disclosed under “Compensation of Executive Officers.”

(5)	Mr. Murphy will retire as a Director at the Annual Meeting of Shareholders on April 17, 2007.

Effective January 1, 2006, all Directors who are not employees of the Company are paid $6,250 per calendar quarter plus $1,000 per meeting for attending meetings of the Board of Directors or meetings of any Committee thereof not immediately preceding or following a meeting of the Board of Directors. In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these committees. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its committees and otherwise in performing their duties as Directors. As of July 1, 2006 for all Directors participating in the Director Deferred Fee Plan (the “Deferral Plan”), and as of January 1, 2007 for all other Directors, all payments related to retainers and meeting attendance are paid at the end of each quarter in which the meeting took place. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.
As of April 18, 2006, each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock pursuant to the CARBO Ceramics Inc. 2004 Long-Term Incentive Plan (the “Restricted Stock Plan”) on the first day he or she is elected or appointed as a non-employee Director. Generally, one-third of the shares of such restricted stock vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death, disability, or retirement, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death, disability or retirement, then such unvested shares immediately vest. The Restricted Stock Plan also provides for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Termination and Change in Control Payments” below.
Under the terms of the Deferral Plan, Directors are permitted to defer their annual cash compensation otherwise payable in a given fiscal year and to receive such fees instead in the form of shares of the Company’s Common Stock on the later of a date certain chosen by the Director or the cessation of the Director’s service on the Board, either in a lump sum or in installment payments. Under the Deferral Plan, Directors may receive such shares early in the event of certain changes in control of the Company or termination of the Deferral Plan. The Deferral Plan requires each Director who wishes to defer compensation for any fiscal year (starting with the 2006 fiscal year) to have notified the Company in writing on or before December 31st of the immediately preceding fiscal year. Three Directors have elected to defer their 2007 compensation.
Each non-employee Director is required to hold 2,000 shares of Company stock (including shares of restricted stock) so long as he or she is a member of the Board of Directors.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Compensation Policy. The goal of the Company’s compensation policy is to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing shareholder value with those of shareholders. To achieve this goal, the Compensation Committee has adopted the following guidelines to direct compensation decisions:
•	provide a competitive compensation package that enables the Company to attract and retain superior management personnel

•	relate compensation to the performance of the Company and the individual

•	align employee objectives with the objectives of shareholders by encouraging executive stock ownership
Elements of Compensation. In order to achieve its objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers and other key managers consists of:
•	base salary

•	performance-based current and deferred bonuses based upon individual performance and the Company’s annual net income before tax under the Incentive Compensation Plan (the “ICP”) or individual employment agreements

•	restricted stock grants under the Restricted Stock Plan

•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan
Base Salary. Executives’ base salary levels are reviewed annually to determine whether they are near the median range for persons holding similar positions with companies that are of a similar size and nature and that are also included in the S&P Small Cap 600 Index, Oil and Gas Equipment and Services sub-industry group. Annually, the officers of the Company collect and collate for the Compensation Committee’s review, the publicly available information about the compensation of comparable executives of the

Company’s peer group companies as well as information regarding compensation from any third party sources which they determine to be relevant, such as Mercer, Inc., Hewitt, or other similar sources. The Compensation Committee is provided with this data and has the authority to engage directly any consultants that the Committee deems necessary in the course of determining executive compensation.
For purposes of setting 2006 compensation, the peer group companies included Gulf Island Fabrication, Hydril Co., Input/Output, Lone Star Technology, Lufkin Industries, Maverick Tube Corp, NATCO Group, Inc., Oceaneering Intl, RPC, Superior Energy Services and W-H Energy Services (“Similar Companies”). Many of the Company’s direct competitors cannot be included in such comparisons as they are private and/or foreign entities and, as such, relevant compensation data may not be readily available to the public. The Compensation Committee reviews detailed spreadsheets with respect to the Chief Executive Officer and the Chief Financial Officer (and summary spreadsheets with respect to the other executive officers) that compare their base salaries to those of executives in similar positions at the Similar Companies. The spreadsheets are prepared by the Company for the Compensation Committee, show the Company’s position relative to the Similar Companies with respect to market capitalization, revenue, net income and number of employees as well as compensation and are based upon information gathered from various survey sources. With respect to 2006, these sources included public data from Similar Companies as well as data obtained from (i) Business & Legal Reports Survey of Executive Compensation regarding manufacturers in excess of $100 million in revenue; (ii) Watson Wyatt ECS Industry Report on Top Management Compensation regarding durable goods manufacturers $50-250 million in revenue; and (iii) William M. Mercer Executive Compensation Survey regarding durable goods manufacturers with less than $1 billion in revenue.
The Compensation Committee typically sets base salary ranges for the Company’s executive officers at the 50th percentile of base salary ranges of the Similar Companies in order to stay competitive with its market peers (compared to a target equal to the 70-75th percentile range when comparing total targeted equity and cash compensation). Individual salaries are then established within the established base salary range based on individual performance in the most recently completed twelve months, subject, for Mr. Kolstad and Mr. Wright, to the floor set forth in their employment agreements: $300,000 and $150,000, respectively. Individual performance is rated annually against the achievement of predetermined performance objectives specific to their respective roles and responsibilities. The executive officers are evaluated by the Nominating and Corporate Governance Committee, which then communicates their performance appraisal ratings to the Compensation Committee to use in setting the following year’s compensation.
For his services to the Company as interim President and Chief Executive Officer from January 1, 2006 to May 31, 2006, Mr. Orsini was entitled by letter agreement to receive $75,000 per month. Mr. Orsini waived his right to any payment for services performed after May 31, 2006. Mr. Orsini was not entitled to any other compensation as a result of his role as interim President and Chief Executive Officer.
Current and Deferred Bonuses. Since its inception, the Company has sought to have a significant portion of key employee compensation be performance-based. In order to achieve this objective, the Company established the Incentive Compensation Plan (the “ICP”) in 1987. Upon its formation in 1996, the Compensation Committee reviewed and ratified the ICP. The ICP was subsequently modified effective January 1, 2004.
The ICP provides for incentive payments to key managers (including Mr. Vitek and Mr. Edmunds, and for a portion of 2006, Mr. Wright), based on components of both Company and individual performance as described in “Compensation of Executive Officers.” The Company believes that this formula provides the appropriate emphasis on individual performance and Company performance. The Company believes that its 2006 net income before tax target under the ICP was an appropriate benchmark for Company performance because it was aggressive enough to bring management performance in line with shareholder goals and interests while being realistically achievable if members of the management group collectively met their individual performance metrics. Mr. Kolstad’s bonus was determined under the terms of his employment agreement. From January 1, 2006 through April 18, 2006, Mr. Wright’s bonus was determined under the terms of his employment agreement. In connection with his transition to Vice President of Business Development, from April 18, 2006 through the end of 2006, Mr. Wright’s bonus was determined pursuant to the ICP as discussed below. From April 18, 2006 through December 31, 2006, Mr. Fisher’s bonus was 2.5% of Pinnacle’s pre-tax earnings as President of Pinnacle. This formula is substantially similar to the bonus calculation of Pinnacle’s previous President, Mr. Wright.
For 2006, the bonuses for each of Mr. Vitek, Mr. Edmunds and Mr. Wright (with respect to his role as Vice President of Business Development) were established pursuant to the ICP with target incentive percentages of 90%, 85% and 85% of base salary, respectively, with an equal weighting for each officer between individual and Company performance.
Each of Messrs. Kolstad and Wright’s (with respect to his role as President of Pinnacle) annual cash bonus is determined in accordance with their employment agreements. Mr. Kolstad’s bonus is equal to the sum of (i) 0.5% of the Company’s earnings before interest income and expense and taxes for such fiscal year (“EBIT”) up to $75,000,000, plus (ii) 1.0% of EBIT in excess of

$75,000,000. The Compensation Committee determined that with respect to the Chief Executive Officer, 100% of his bonus should be determined by Company performance, and EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the Chief Executive Officer with shareholder goals and interests. During his tenure as President of Pinnacle, Mr. Wright’s annual cash bonus pursuant to his contract was equal to 3% of Pinnacle’s pre-tax earnings up to $5,000,000. This bonus provision was included the employment agreement entered into between Mr. Wright and the Company in 2002 in connection with the Company’s purchase of Pinnacle and was deemed an appropriate measure given Mr. Wright’s role as President of Pinnacle following the acquisition. In his current role as Vice President of Business Development, his target bonus under the ICP was set at 85% of his salary as described above.
In order to enhance the retention of key employees, in 2006 and previously a portion of the amount awarded under the ICP was paid on a deferred basis over a three-year period and was subject to forfeiture if the key employee’s employment with the Company ceased for any reason other than death, permanent disability or normal retirement. In 2006, the portion of incentive compensation that was deferred for executive officers under the ICP was 50%. Beginning in 2007, with the adoption of a new ICP structure, the deferral feature of the ICP was eliminated. This change was adopted upon the recommendation of a consulting firm, Hewitt Associates LLC, hired by management with the approval of the Compensation Committee, which reviewed the arrangement and determined the deferral feature was not reflective of the norm in the industry and had the effect of making the Company’s compensation appear not competitive.
Beginning in 2007, both CARBO and Pinnacle employees, with the exception of Mr. Kolstad, will be under one bonus plan structure. Mr. Kolstad’s bonus will continue to be calculated pursuant to his employment agreement. For more information regarding the new ICP structure, please see the Company’s Current Report on Form 8-K, which was filed on January 22, 2007.
Stock Options and Restricted Stock. The Company strongly believes that the interests of shareholders and executives become more closely aligned when executives are provided with an opportunity to acquire a proprietary interest in the Company through ownership of the Company’s Common Stock. Accordingly, the Company established the Stock Plans.
Historically, the Committee granted stock options under the Company’s 1996 Stock Option Plan for Key Employees, as amended (the “1996 Option Plan”) and the 1996 Stock Option Plan of Pinnacle Technologies, Inc., as amended and restated as of May 31, 2002 (the “Pinnacle Option Plan,” and together with the 1996 Option Plan, the “Stock Option Plans,” and the Stock Option Plans together with the Restricted Stock Plan, the “Stock Plans”). Since the adoption of the Restricted Stock Plan, however, the Committee has not granted any stock options under the Stock Option Plans and the ability to grant awards under the Stock Option Plans expired in 2006.
Individual grants under the Restricted Stock Plan are determined based on individual and Company performance. In recognition of their responsibility for the Company’s financial performance, a portion of compensation is given in the form of equity to senior management. By reference to Similar Companies, for the executive officers, grants are designed to match the 70th to 75th percentile range with respect to the mix of targeted equity and cash compensation. With respect to Company performance, pursuant to the Restricted Stock Plan, the Compensation Committee will only grant restricted stock awards in a calendar year if the Company’s net income in the immediately preceding calendar year was greater than zero (other than inducement awards granted to persons who become employees of the Company during such calendar year). Stock options have been granted in the past pursuant to the Stock Option Plans with an exercise price of no less than the fair market value on the date of the grant and exercisable in four equal consecutive annual installments beginning one year after the date of the grant. No stock options have been granted under the Stock Option Plans since April 14, 2004 and the ability to grant awards under the Stock Option Plans expired in 2006. Annual equity grants are traditionally given at the first Board of Directors meeting held shortly after the year-end close of the Company’s books.
In addition, in order to ensure continued shareholding by the executive officers, under the Restricted Stock Plan, they are required to hold their restricted shares for an additional two years after vesting.
Termination and Change in Control. Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus solely on the performance of his job by providing him with security in the event of certain terminations of employment or change in control.
As is typical of many companies, the stock options and restricted stock issued by the Company vest immediately upon a change in control of the Company. This vesting provision is designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock awards.

Retirement. The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plans available to all employees. It does provide that restricted stock awards under the Restricted Stock Plan will vest upon “Retirement,” which is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62 (unless otherwise defined in the award agreement).
Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. The limit imposed by Section 162(m) does not however, apply to deductions for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by shareholders. The Company’s policy is to carefully monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its shareholders.

Summary Compensation Table
The following table sets forth information concerning annual compensation for all persons serving as the Company’s Chief Executive Officer or Chief Financial Officer during the fiscal year ended December 31, 2006 and the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers as of December 31, 2006 (collectively, the “named executive officers”).

							Change in Pension
							Value and
							Nonqualified
							Deferred
				Stock	Option	Non-Equity	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation
Position	Year	($)	($)(1)	($)(2)	($)(2)	Compensation	($)	($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gary A. Kolstad, President and Chief Executive Officer(4)	2006	$175,000	$262,217	$195,104	—	—	—	$56,331	$688,652

Paul G. Vitek, Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer	2006	182,500	164,414	90,826	—	—	—	19,596	457,336

Mark L. Edmunds, Vice President of Operations	2006	177,500	154,798	87,562	85,393	—	—	19,596	524,849

Marc Kevin Fisher, President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.	2006	150,000	119,608	31,305	6,012	—	—	16,042	322,967

Christopher A. Wright, Vice President of Business Development	2006	175,000	106,054	79,569	62,569	—	—	16,042	439,234

Jesse P. Orsini, Former interim President and Chief Executive Officer(5)	2006	375,000	—	—	—	—	—	—	375,000

(1)	For Messrs. Vitek, Edmunds and Wright, the bonus amount includes amounts of such bonus deferred under the ICP, which are payable in equal annual amounts over a consecutive three-year period and may be forfeited to the Company under certain circumstances. The deferred portion of the bonus for Messrs. Vitek, Edmunds and Wright was $82,207, $77,399 and $42,345, respectively. With respect to Mr. Wright’s bonus, $21,365 represents that portion of his bonus calculated pursuant to his contract and attributable to his role as President of Pinnacle.

(2)	Amounts set forth in the Stock Awards and Option Awards columns represent the amounts recognized as compensation expense for financial statement reporting purposes in fiscal year 2006 by the Company with respect to stock awards and option awards, respectively, in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) (disregarding the estimate of forfeitures related to service-based vesting conditions). A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2006 may be found in Note 7 to the Company’s financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2006 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends or dividend equivalents are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to shareholders of the Company.

(3) The compensation disclosed for Mr. Kolstad includes relocation expenses associated with his relocation to accept the position of Chief Executive Officer. The compensation disclosed for other named executive officers includes Company contributions under the Company’s Savings and Profit Sharing Plan and Pinnacle’s Savings and Profit Sharing Plan.
(4) Mr. Kolstad has served as President and Chief Executive Officer since June 1, 2006.
(5) The compensation disclosed for Mr. Orsini in this table includes only the compensation he received in his capacity as interim Chief Executive Officer from January 1, 2006 to May 31, 2006. Compensation received by Mr. Orsini in his capacity as a non-employee Director from June 1, 2006 to December 31, 2006 is disclosed under “Director Compensation.”
Grants of Plan-Based Awards in Fiscal Year 2006

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise	Fair Value of
								Shares of	Securities	Price of	Stock and
					Estimated Future Payouts			Stock or	Underlying	Option	Option
		Estimated Future Payouts Under			Under Equity Incentive Plan			Units	Options	Awards	Awards
Name	Grant Date	Non-Equity Incentive Plan Awards			Awards			(#)	(#)	($/Sh)	($)(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)

Gary A. Kolstad, President and Chief Executive Officer	6/01/2006	—	—	—	—	—	—	20,000	—	—	$1,003,400

Paul G. Vitek, Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer	1/17/2006	—	—	—	—	—	—	1,650	—	—	102,218

Mark L. Edmunds, Vice President of Operations	1/17/2006	—	—	—	—	—	—	1,650	—	—	102,218

Marc Kevin Fisher, President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.	1/17/2006	—	—	—	—	—	—	540	—	—	33,453

Christopher A. Wright, Vice President of Business Development	1/17/2006	—	—	—	—	—	—	1,350	—	—	83,633

Jesse P. Orsini, Former interim President and Chief Executive Officer	—	—	—	—	—	—	—	—	—	—	—

(1)	Amounts set forth in the stock award column represent the aggregate grant date fair value computed in accordance with FAS 123R based on the assumptions in Note 7 to the Company’s financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.
Employment Agreements and Other Plans
Kolstad Agreement. The Company has entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company. The agreement runs from June 1, 2006 through December 31, 2007, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. During the term of this agreement, Mr. Kolstad receives an annual base salary of not less than $300,000 and is eligible to receive an incentive bonus for each fiscal year equal to the sum of (i) 0.5% of the Company’s earnings before interest income and expense and taxes for such fiscal year (“EBIT”) up to $75,000,000, plus (ii) 1.0% of EBIT in excess of $75,000,000 (“Incentive Bonus”); provided, that with respect to the 2006 fiscal year, Mr. Kolstad’s Incentive Bonus was equal to the 2006 fiscal year Incentive Bonus to which he would otherwise be entitled, multiplied by a fraction, the numerator of which is the number of days in the period commencing on June 1, 2006 and ending on the last day of the 2006 fiscal year (inclusive) and the denominator of which is 365. On June 1, 2006, the Company granted Mr. Kolstad 20,000 restricted shares of common stock of the Company. One-third of the restricted shares vest on the later of (i) the first, second and third anniversaries or (ii) in each case, the first “open window” trading date of the Company, pursuant to the Company’s Securities Trading Policy, following each such anniversary. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to senior executive officers of the Company except that he shall not be eligible to participate in the ICP. For more information regarding Mr. Kolstad’s employment agreement, see “Termination and Change in Control Payments” below.
Wright Agreement. The Company has entered into an employment agreement with Christopher Wright, dated May 21, 2002. The agreement runs through May 21, 2007 unless the Company or Mr. Wright terminates his employment earlier. Upon expiration of the employment term on May 21, 2007, Mr. Wright’s employment shall be at will. From the date of his agreement through April 18, 2006, when he transitioned from President of Pinnacle Technologies, Inc., to the role of Vice President of Business Development for CARBO Ceramics Inc., Mr. Wright received an annual base salary of not less than $150,000 and was eligible to receive an incentive bonus for each fiscal year equal to 3% of Pinnacle’s pre-tax earnings up to $5,000,000. Since April 18, 2006, Mr. Wright’s bonus has been calculated pursuant to the ICP, as described in “Base Salary” previously, and in “Termination and Change in Control Payments” below. Mr. Wright shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Wright shall also be entitled to such benefits and perquisites as are generally made available to senior executive officers of the Company.
Restricted Stock Plan. Shares of restricted stock granted pursuant to the Company’s Restricted Stock Plan are subject to transfer restrictions and forfeiture during the three-year period following the date of grant. Generally, one-third of the shares subject to each award will vest (i.e., will no longer be subject to transfer restrictions or forfeiture) on the later of (i) the first, second and third anniversaries of the date of grant or (ii) in each case, the first “open window” trading date of the Company, pursuant to the Company’s Securities Trading Policy, following each such anniversary. Generally, awards that have not vested will be forfeited upon any termination of employment other than termination due to death, disability or retirement in which case the awards will immediately vest. The officers may not vote any restricted shares while such shares are subject to forfeiture. To encourage officers to retain their ownership of the Company’s stock, the Compensation Committee may provide (and did provide in the grants described) that officers’ restricted shares will continue to be subject to transfer restrictions for an additional two-year period, except that if an officer’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of termination. All shares of restricted stock will vest upon a change in control of the Company. Dividends are paid currently with respect to shares of restricted stock granted pursuant to the Restricted Stock Plan. For more information regarding the Restricted Stock Plan, see “Termination and Change in Control Payments” below.
Incentive Compensation Plan. For each plan year, target incentive payments (stated as a percentage of base salary) are determined for each plan participant. In addition, a target is established annually for the Company’s net income before tax. Payments to plan participants are calculated based on a formula that takes into consideration both the individual’s performance appraisal and the Company’s actual performance relative to the net income target established under the ICP. The weighting between the two factors is determined by the Committee and is based primarily upon the participant’s position in the Company. With respect to Company performance, the percentage of incentive payment target earned runs from 0% (if actual net income before tax is less than 75% of target net income before tax) to 200% (if actual net income before tax is 140% or more above target net income before tax). With respect to individual performance, if a plan participant’s performance appraisal rating is less than 3, then the participant is not eligible to receive any payment regardless of company performance. Between a performance appraisal rating of 3 and 5, the percentage of incentive payment target earned runs from 80% to 120%. The portion of the bonus determined by individual performance is paid regardless of the level of net income before tax achieved by the Company. In 2006 and previously, a portion of the amount awarded under the ICP was paid on a deferred basis over a three-year period and was subject to forfeiture if the key employee’s employment with the Company ceased for any reason other than death, permanent disability or normal retirement. In 2006, the portion of incentive compensation that was deferred for executive officers under the ICP was 50%. Beginning in 2007, the deferral feature of the ICP was eliminated.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2006.
Outstanding Equity Awards at End of Fiscal Year End 2006

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive Plan					Plan Awards:	Market or
	Number	Number of	Awards:				Market	Number of	Payout Value
	of	Securities	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Underlying	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Unexercised	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Options	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	(#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(2)	(#)	($)	Date	(#) (3)	($)(1)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gary A. Kolstad, President and Chief Executive Officer	—	—	—	—	—	20,000	$747,400	—	—

Paul G. Vitek, Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer	33,750	—	—	$23.01	4/10/2011	3,625	135,466	—	—

Mark L. Edmunds, Vice President of	15,000	—	—	27.67	4/09/2012
Operations	3,750	3,750	—	22.91	4/08/2013	3,515	131,356	—	—

Marc Kevin Fisher, President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.	3,000	—	—	22.27	5/31/2012	1,240	46,339	—	—

Christopher A. Wright, Vice President of Business Development	40,000	—	—	22.27	5/31/2012	3,144	117,491	—	—

Jesse P. Orsini, Former interim President and Chief Executive Officer	—	—	—	—	—	—	—	—	—

(1)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2006 of $37.37 by the number of shares subject to the award.

(2)	The maximum term of an option is ten years and options generally become exercisable (i.e., vest) proportionately on each of the first four anniversaries of the grant date. The vesting date of Mr. Edmunds’ unexercisable options as of December 31, 2006 is April 8, 2007.

(3)	Pursuant to the Restricted Stock Plan, one-third of the shares subject to award vest on each of the first three anniversaries of the grant date. For Mr. Kolstad, one-third of the 20,000 shares will vest on each June 1st of years 2007 through 2009. For Mr. Vitek, 705 shares will vest on April 14, 2007, 635 shares will vest on each January 18th of years 2007 and 2008 and 550 shares will vest on each January 17th of years 2007 through 2009. For Mr. Edmunds, 665 shares will vest on April 14, 2007, 600 shares will vest on each January 18th of years 2007 and 2008 and 550 shares will vest on each January 17th of years 2007 through 2009. For Mr. Fisher, 250 shares will vest on April 14, 2007, 225 shares will vest on each January 18th of years 2007 and 2008 and 180 shares will vest on each January 17th of years 2007 through 2009. For Mr. Wright, 640 shares will vest on April 14, 2007, 577 shares will vest on each January 18th of years 2007 and 2008 and 450 shares will vest on each January 17th of years 2007 through 2009.
The following table sets forth information regarding equity awards held by the Company’s Named Executive Officers exercised or vested during fiscal year 2006.
Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Gary A. Kolstad, President and Chief Executive Officer	—	—	—	—

Paul G. Vitek, Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer	—	—	1,340	$81,970

Mark L. Edmunds, Vice President of Operations	—	—	1,265	77,382

Marc Kevin Fisher, President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.	—	—	475	29,057

Christopher A. Wright, Vice President of Business Development	20,000	$355,000	1,218	74,507

Jesse P. Orsini, Former interim President and Chief Executive Officer	—	—	—	—

TERMINATION AND CHANGE IN CONTROL PAYMENTS
The following tables set forth the estimated value of payments and benefits that the Company’s Named Executive Officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2006 and using the closing market price of the Company’s stock at the end of fiscal year 2006 of $37.37.
Gary A. Kolstad

	Cash-Out Value of Equity-Based	Cash-Out Value of Cash-Based
	Awards that vest as a result of a	Awards that vest as a result of a	Value of Salary
Triggering Event	Triggering Event ($)	Triggering Event ($)	Continuation ($)

Termination of Employment
Prior to a Change In Control without Cause	—	$262,217	$600,000
After a Change In Control without Cause or for Good Reason	$747,400	262,217	600,000
Retirement	747,400	—	—
Disability	747,400	262,217	—
Death	747,400	262,217	—
Voluntary Termination	—	—	—
Change in Control	747,400	—	—
Paul G. Vitek

	Cash-Out Value of Equity-Based Awards that	Cash-Out Value of Cash-Based Awards that vest as a
Triggering Event	vest as a result of a Triggering Event ($)	result of a Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	$135,466	$352,680
Disability	135,466	352,680
Death	135,466	352,680
Voluntary Termination	—	—
Change in Control	135,466	—
Mark L. Edmunds

	Cash-Out Value of Equity-Based Awards that	Cash-Out Value of Cash-Based Awards that vest as a
Triggering Event	vest as a result of a Triggering Event ($)	result of a Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	$131,356	$327,692
Disability	131,356	327,692
Death	131,356	327,692
Voluntary Termination	—	—
Change in Control	185,581	—

Marc Kevin Fisher

	Cash-Out Value of Equity-Based Awards that	Cash-Out Value of Cash-Based Awards that vest as a
Triggering Event	vest as a result of a Triggering Event ($)	result of a Triggering Event ($)(1)

Termination of Employment
Without Cause	—	$57,399
For Cause	—	57,399
Retirement	$46,339	57,399
Disability	46,339	57,399
Death	46,339	57,399
Voluntary Termination	—	57,399
Change in Control	46,339	57,399
Christopher A. Wright

	Cash-Out Value of Equity-Based Awards that	Cash-Out Value of Cash-Based Awards that vest as a
Triggering Event	vest as a result of a Triggering Event ($)	result of a Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	$117,491	$89,356
Disability	117,491	89,356
Death	117,491	89,356
Voluntary Termination	—	—
Change in Control	117,491	—

(1)	Pursuant to the Pinnacle Bonus Plan described below, Mr. Fisher would receive the amounts in this column whether or not a triggering event occurred.
Kolstad Agreement. In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, continuation of his base salary for a period of two years. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary.
In Mr. Kolstad’s Agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.
“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Irving, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control.
Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.
Wright Agreement. Mr. Wright’s employment agreement contains no provisions requiring payments to Mr. Wright upon termination (regardless of reason) or change of control, death or disability except his accrued but unpaid annual base salary, his un-reimbursed business expenses and his earned but unused vacation. Thus, Mr. Wright’s entitlement to any termination, change of control, and death or disability arises solely under the plan documents of the stock and/or bonus plans in which he participates as described below.
Mr. Wright is subject to a covenant not to compete during the term of the agreement. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.
2004 Restricted Stock Plan. All named executive officers (except Mr. Orsini who participates solely as a non-employee director) are participants in this Plan and have unvested awards of restricted shares pursuant to this Plan. The Restricted Stock Plan provides that upon a termination of employment or service, other than due to death, disability or retirement, a participant forfeits any unvested shares of restricted stock. If the participant’s employment or service terminates due to death, disability or retirement, all unvested shares shall immediately vest. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62 (unless otherwise defined in the award agreement). None of the named executive officers (other than Mr. Orsini) are currently eligible for retirement. The Restricted Stock Plan provides that unvested awards shall immediately vest upon a change in control.
1996 CARBO Ceramics Inc. Stock Option Plan for Key Employees (the “1996 Option Plan”). Messrs. Vitek, Edmunds and Wright are participants in this Plan. Mr. Edmunds is the sole named executive officer with unvested options pursuant to this Plan. The 1996 Option Plan provides that upon a termination of employment for any reason, all unvested options shall expire on the date of termination.
Upon the occurrence of a change in control, as defined in the 1996 Option Plan, each option granted thereunder and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the plan.
Pinnacle Stock Option Plan as Amended and Restated (the “Pinnacle Option Plan”). Mr. Fisher is the sole named executive officer to participate in or to have unvested options pursuant to this Plan. The Pinnacle Option Plan was assumed as amended and restated by the Company. Under the amended and restated plan, the Company has broad discretion as to the administration of the Plan. Thus the Pinnacle Option Plan has been administered in accordance with the terms of the 1996 Option Plan, including its termination and change of control provisions.
CARBO Ceramics Inc. Incentive Compensation Plan (the “ICP”). Messrs. Vitek, Edmunds and Wright are participants in this Plan. Under the terms of the ICP, 50% of all annual incentive awards (with respect to fiscal year 2006 and earlier) are deferred and paid in three equal annual installments beginning in the February immediately following the year in which the participant is informed of the award (e.g., a bonus for fiscal year 2006 would be announced in February of 2007 and half of the bonus would be paid at the time of announcement and half deferred. The deferred amounts would be paid in equal installments in February of 2008, 2009 and 2010). A participant forfeits all rights to receive any unpaid portion of deferred amounts if such participant’s employment with the Company terminates for any reasons other than normal retirement, death or permanent disability. In the event of normal retirement, death or permanent disability, the unpaid portion of any deferred amounts can be either paid out in lump sum or per the terms of the original Plan, at the discretion of the Company. There is no provision to accelerate the vesting schedules under the ICP upon a change in control of the Company.

Pinnacle Cash Bonus Plan (the “Pinnacle Bonus Plan”). Mr. Fisher is the sole named executive officer who participates in this Plan. While there are no provisions for accelerated vesting upon termination of employment (regardless of the reason) or upon a change in control of the Company, the Pinnacle Bonus Plan is administered to pay bonuses on a quarterly basis, provided that the recipient of a bonus under the Plan is employed at the end of the quarter in which his or her bonus was earned.
Beginning in January 2007, both CARBO and Pinnacle employees, with the exception of Mr. Kolstad, will be under one bonus plan structure. Mr. Kolstad’s bonus will continue to be calculated pursuant to his employment agreement. For more information, please see the Company’s Current Report on Form 8-K, which was filed on January 22, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
Mr. Morris had one late Section 16(a) filing in 2006. Messrs. Deaton, Cooke and Murphy had late Section 16(a) filings relating to the Director Deferred Fee Plan in 2006. Messrs. Vitek, Edmunds and Wright each had one late Section 16(a) filing in 2006.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934 with management and, based on the Committee’s review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
CARBO Ceramics Inc. Compensation Committee
John J. Murphy, Chairman
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
H. E. Lentz, Jr.
William C. Morris
Jesse P. Orsini
Robert S. Rubin
March 6, 2007
REPORT OF THE AUDIT COMMITTEE
The Committee met ten times during the last fiscal year. The Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2006 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.
Consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Company’s independent registered public accounting firm provided the Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviews with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.
The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Committee and the Board of Directors have also approved, subject to shareholders’ ratification, the selection of the Company’s independent registered public accounting firm.
This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
CARBO Ceramics Inc. Audit Committee
Robert S. Rubin, Chairman
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
H. E. Lentz, Jr.
John J. Murphy
Jesse P. Orsini
March 6, 2007

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit Fees. Ernst & Young’s fees for the Company’s annual audit and review of interim financial statements were $577,195 in 2006, $504,471 in 2005 and $483,390 in 2004.
Audit-Related Fees. Ernst & Young’s fees for audit-related services were $22,000 during 2006, $33,467 during 2005 and $15,000 during 2004. Audit related services for 2006, 2005 and 2004 only includes fees for employee benefit plan audits.
Tax Fees. Ernst & Young’s fees for tax services were $90,898 during 2006, $133,334 during 2005 and $104,082 during 2004. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.
All Other Fees. Ernst & Young’s fees for all other products and services were $0 during 2006, $125 during 2005 and $2,408 during 2004. These other products and services include various consultation services.
Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Committee and where the cost of such services in the aggregate will not exceed $50,000. The Committee is then informed of such pre-approval at its next meeting. For 2006, there were no non-audit related services approved in this manner; however, audit services provided by Ernst & Young relative to the Form S-8 filed by the Company in September of 2006 were approved in this manner. This cost has been included in Audit Fees above.
The Audit Committee and the Board of Directors recommend the shareholders vote “FOR” such ratification.
OTHER MATTERS
The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

PROXY

The undersigned hereby appoints Gary A. Kolstad and Paul G. Vitek, or either one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on February 16, 2007, at the Annual Meeting of Shareholders to be held on April 17, 2007, or any adjournment or continuation thereof.

(PLEASE SEE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

PRINT AUTHORIZATION *(THIS BOXED AREA DOES NOT PRINT)*

SIGNATURE:____ DATE:__________ TIME:___________

☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)

Color Stripe Blue

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARBO CERAMICS INC. The undersigned hereby appoints Gary A. Kolstad and Paul G. Vitek, or either one of them, as proxies, each with h t e power o t appoint his substitute, and hereby authori zes each of them o t represent and to vote, as designated on h t e reverse side, all h t e shares of Common Stock of CARBO Ceramics Inc., held of record by t h e undersigned on February 16, 2007, at h t e Annual Meeting of Shareholders o t be held on April 17, 2007, or any adjournment or continuation thereof. (PLEASE SEE REVERSE SIDE) Address Change/Comments M(ark the coresponding box on the reverse side) FOLD AND DETACH HERE PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PR I N T) To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013 SIGNATURE:___DATE:___TIME:___ Mark this box if you would li ke h t e Proxy Card EDGARized: ASCII EDGAR I (HTML) Registered Quantity (common) 440 401/ESOP/Plans 190 Broker Quantity 125 Color Stripe Blue

THIS PROXY WILL BE VOTED AS DIRECTED, OR DIRECTION S I INDICATED, WILL BE VOTED “FOR” THE PROPOSALS Please Mark He re f o r Address Change or Comments SEE REVERS E SIDE 1. To elect seven Directors. The Board of Directors recommends a vote FOR the nominees listed below. FOR all WITHH OLD AUTHORITY nominees listed to vote for all nominees lis ted 01 Claude E. Cooke, Jr. 02 Chad C. Deaton 03 Gary A. Kolstad 04 H. E. Lentz, Jr. 05 Jesse P. Ors ini 06 William C. Morris 07 Robert S. Rubin
INSTRUCTIONS: To withhold authority o t vote f or any individual nominee, write that nominee’s name in the space provided below.
Exceptions FOR AGAINST ABSTAIN 2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as in dependent auditors for the fiscal year ending December 31, 2007. 3. In their discretion, to vote upon such other business as may properly come before the meeting. The Board of Directors recommends t h at you vote FOR h t e nominees and proposal listed above. This proxy when properly executed will be voted in the manner dir ected herein by t h e undersigned shareholder. If no direction is given, h t is proxy wil be vote d FOR h t e nominees and proposal. Signature Signature Date Please sign exactly as name appears hereon. When share s are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give as such. I a corporation, please sign corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting s i available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/crr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. I you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return t i in the enclosed postage-paid envelope. You can view the Annual Report and Proxy Statement on the internet at www.carboceramics.c om